Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FACT II ACQUISITION CORP.,

Fact II Acquisition LLC,

Patriot MERGER SUBsidiary, inc.,

and

Precision Aerospace & Defense Group, Inc.,

Dated as of November 26, 2025

TABLE OF CONTENTS

i

3.6	SEC Filings; SPAC Financials; Internal Controls	12
3.7	Absence of Certain Changes	13
3.8	Compliance with Laws	13
3.9	Actions; Orders; Permits	13
3.10	Taxes and Returns	14
3.11	Employees and Employee Benefit Plans	15
3.12	Properties	15
3.13	Material Contracts	15
3.14	Transactions with Affiliates	15
3.15	Investment Company Act	15
3.16	Finders and Brokers	16
3.17	Certain Business Practices; International Trade Laws	16
3.18	Insurance	16
3.19	Litigation.	17
3.20	Trust Account	17
3.21	SPAC Acknowledgment	17
Article IV	RESERVED	18
Article V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18
5.1	Organization and Standing	18
5.2	Authorization; Binding Agreement	18
5.3	Capitalization	19
5.4	Company Subsidiaries	20
5.5	Governmental Approvals	20
5.6	Non-Contravention	20
5.7	Financial Statement Matters	21
5.8	Absence of Certain Changes	21
5.9	Compliance with Laws	22
5.10	Company Permits	22
5.11	Litigation	22
5.12	Material Contracts	22
5.13	Intellectual Property	24
5.14	Taxes and Returns	25
5.15	Real Property	27
5.16	Personal Property	27

5.17	Employee Matters	27
5.18	Benefit Plans.	28
5.19	Environmental Matters	29
5.20	Transactions with Related Persons	30
5.21	Insurance	31
5.22	Customers and Suppliers.	31
5.23	Data Protection and Cybersecurity	31
5.24	Certain Business Practices; International Trade Laws	32
5.25	Investment Company Act	32
5.26	Finders and Brokers	32
5.27	Government Contracts	32
5.28	Company Acknowledgment	35
Article VI	COVENANTS	35
6.1	Access and Information	35
6.2	Conduct of Business of the Company during the Interim Period	36
6.3	Conduct of Business of SPAC during the Interim Period	39
6.4	Company Shareholder Approvals.	41
6.5	Interim Period Control	42
6.6	Preparation and Delivery of Company Financial Statements	42
6.7	SPAC Public Filings	42
6.8	Stock Exchange Listing	43
6.9	Exclusivity	43
6.10	No Trading	43
6.11	Notification of Certain Matters	44
6.12	Regulatory Approvals	44
6.13	Further Assurances	45
6.14	Tax Matters	45
6.15	The Registration Statement; SPAC Shareholder Meeting	46
6.16	Public Announcements	48
6.17	Confidential Information	48
6.18	Post-Closing Board of Directors and Officers of SPAC	49
6.19	Indemnification of Directors and Officers; Tail Insurance	49
6.20	SPAC Expenses; Trust Account Proceeds	50
6.21	New Registration Rights Agreement	51

6.22	Lock-Up Agreements	51
6.23	SPAC Equity Incentive Plan	51
6.24	Management Employment Agreements	51
6.25	Litigation	52
6.26	Termination of SPAC Agreements	52
6.27	FIRPTA Certificate	52
6.28	PIPE Investment	52
6.29	Termination of Company Agreements.	53
6.30	Information to be Supplied	53
Article VII	SURVIVAL	53
7.1	Survival	53
Article VIII	CONDITIONS TO OBLIGATIONS OF THE PARTIES	53
8.1	Conditions to Each Party’s Obligations	53
8.2	Conditions to Obligations of the Company	54
8.3	Conditions to Obligations of SPAC and Merger Sub	55
8.4	Frustration of Conditions	56
Article IX	TERMINATION AND EXPENSES	56
9.1	Termination	56
9.2	Effect of Termination	57
9.3	Fees and Expenses	57
Article X	WAIVERS	57
10.1	Waiver of Claims Against Trust	57
Article XI	MISCELLANEOUS	58
11.1	Notices	58
11.2	Binding Effect; Assignment	58
11.3	Third Parties	59
11.4	Governing Law; Jurisdiction	59
11.5	Waiver of Jury Trial	59
11.6	Specific Performance	59
11.7	Severability	59
11.8	Amendment	60
11.9	Waiver	60
11.10	Entire Agreement	60
11.11	Interpretation	60
11.12	Counterparts	62
11.13	No Recourse	62
11.14	Legal Representation	62
Article XII	DEFINITIONS	63
12.1	Certain Definitions	63

EXHIBITS

Exhibit A – Sponsor Support Agreement

Exhibit B – Form of Certificate of Merger

Exhibit C – Form of Company Support Agreement

Exhibit D-1 – Form of Lock-Up Agreement (Company Shareholders)

Exhibit D-2 – Form of Lock-Up Agreement (Sponsor)

Exhibit E – Form of A&R SPAC Charter

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 26, 2025, by and among FACT II Acquisition Corp., a Cayman Islands exempted company (“SPAC”), FACT II Acquisition LLC, a Cayman Islands limited liability company (“Sponsor”), Patriot Merger Subsidiary, Inc., a Florida corporation (“Merger Sub”), and Precision Aerospace & Defense Group, Inc., a Florida corporation (the “Company”). SPAC, Sponsor, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings specified in Article XII or elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a Cayman Islands exempted company structured as a blank check company formed on June 19, 2024 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Florida corporation, formed by SPAC for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of SPAC;

WHEREAS, after the date of this Agreement and before the Merger Effective Time, SPAC shall domesticate as a Delaware corporation by way of continuation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC, (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Common Merger Consideration, and (iii) each share of Company Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Preferred Merger Consideration, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Ordinary Shares and (b) Sponsor agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the Sponsor Support Agreement;

WHEREAS, certain Company Shareholders will enter into one or more Voting and Support Agreements substantially in the form attached hereto as Exhibit C (each, a “Company Support Agreement”) with the Company and SPAC pursuant to which, inter alia, such Company Shareholders will agree to vote their respective Company Shares in favor of the approval of this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby;

WHEREAS, during the Interim Period and prior to the Merger Effective Time, the Company will use its commercially reasonable efforts to enter into Subscription Agreements (as defined below) with PIPE Investors (as defined below), pursuant to the terms and subject to the conditions of which, such PIPE Investors will agree to purchase Company Shares in connection with the PIPE Investment, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is party and the Transactions are in the best interests of the Company and its stockholders, (b) approved and adopted of this Agreement, the Ancillary Documents to which the Company is party, and the Transactions, and (c) recommended the approval (the “Company Board Recommendation”) and adoption of this Agreement and the Ancillary Documents to which the Company is party by the holders of Company Shares and shares of Company Preferred Stock (the “Company Shareholders”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of SPAC and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SPAC is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by the holders of the SPAC Shares (the “SPAC Shareholders”);

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declared its and their advisability and approved the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub); and

WHEREAS SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions;

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER

1.1 Merger.

(a) At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Florida Business Corporation Act, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Florida Business Corporation Act under its current name, as a wholly owned subsidiary of SPAC.

1.2 Merger Effective Time. SPAC, Merger Sub and the Company shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Florida in accordance with Chapter 607 of the Florida Business Corporation Act. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Florida or at such later time as may be agreed by SPAC and Merger Sub (with the prior written consent of the Company) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents. The certificate of incorporation, as set forth in Annex A hereto, and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety at the Merger Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company from and after the Merger Effective Time, until thereafter amended or modified as provided therein and under the Delaware General Corporation Law.

1.5 Directors and Officers.

(a) At the Merger Effective Time, the directors and officers of the Company shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the initial post-Closing directors and officers of SPAC in accordance with the provisions of Section 6.18 shall be the directors and officers, respectively, of SPAC, each to hold office in accordance with the Organizational Documents of SPAC.

1.6 Effect of Merger on Company Securities and Merger Sub Shares.

(a) Company Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or the Company, each Company Share (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such Company Share shall be entitled to in exchange thereof, the right to receive the Per Share Common Merger Consideration. All Company Shares converted into the right to receive the Per Share Common Merger Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Common Merger Consideration into which such Company Shares shall have been converted in the Merger.

(b) Company Preferred Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or the Company:

(i) Each share of Company Series A Preferred Stock (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such share of Company Series A Preferred Stock shall be entitled to in exchange thereof, the right to receive (A) $5.00 in cash, which amount is equal to the original purchase price per share of the Company Series A Preferred Stock, and (B) the Per Share Series A-C Preferred Stock Consideration (the “Per Share Series A Preferred Merger Consideration”). All of the shares of Company Series A Preferred Stock converted into the right to receive the Per Share Series A Preferred Merger Consideration pursuant to this Section 1.6(b)(i) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such shares of Company Series A Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Series A Preferred Merger Consideration into which such shares of Company Series A Preferred Stock shall have been converted in the Merger.

(ii) Each share of Company Series B Preferred Stock (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding as of immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such share of Company Series B Preferred Stock shall be entitled to in exchange thereof, the right to receive (A) $5.00 in cash, which amount is equal to the original purchase price per share of the Company Series B Preferred Stock, and (B) the Per Share Series A-C Preferred Stock Consideration (the “Per Share Series B Preferred Merger Consideration”). All of the shares of Company Series B Preferred Stock converted into the right to receive the Per Share Series B Preferred Merger Consideration pursuant to this Section 1.6(b)(ii) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such shares of Company Series B Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Series B Preferred Merger Consideration into which such shares of Company Series B Preferred Stock shall have been converted in the Merger.

(iii) Each share of Company Series C Preferred Stock (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding as of immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such share of Company Series C Preferred Stock shall be entitled to in exchange thereof, the right to receive (A) $5.00 in cash, which amount is equal to the original purchase price per share of the Company Series C Preferred Stock, and (B) the Per Share Series A-C Preferred Stock Consideration (the “Per Share Series C Preferred Merger Consideration”). All of the shares of Company Series C Preferred Stock converted into the right to receive the Per Share Series C Preferred Merger Consideration pursuant to this Section 1.6(b)(iii) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such shares of Company Series C Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Series C Preferred Merger Consideration into which such shares of Company Series C Preferred Stock shall have been converted in the Merger.

(iv) Each share of Company Series D Preferred Stock (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding as of immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such share of Company Series D Preferred Stock shall be entitled to in exchange thereof, the right to receive (A) $5.00 in cash, which amount is equal to the original purchase price per share of the Company Series D Preferred Stock, and (B) the Per Share Series D Preferred Stock Consideration (the “Per Share Series D Preferred Merger Consideration”). All of the shares of Company Series D Preferred Stock converted into the right to receive the Per Share Series D Preferred Merger Consideration pursuant to this Section 1.6(b)(iv) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such shares of Company Series D Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Series D Preferred Merger Consideration into which such shares of Company Series D Preferred Stock shall have been converted in the Merger.

(c) Treatment of Company Options.

(i) At the Merger Effective Time, each Company Option that is outstanding as of immediately prior to the Merger Effective Time shall be converted into an option to purchase SPAC Shares upon the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC Option”) except that (1) such SPAC Option shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such Company Option immediately prior to the Merger Effective Time, multiplied by the Per Share Common Merger Consideration, (2) the exercise price per share for each such SPAC Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time, divided by the Per Share Common Merger Consideration (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in such manner so that the conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, in the case of incentive stock options, Section 424 of the Code, and (3) SPAC’s board of directors, or a committee appointed by such board, shall be the “administrator” of the SPAC Options.

(d) Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e) Redeeming SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(f) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(g) Acquisition Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part or any Party of the SPAC Shareholders, (i) if any Specified Acquisition is consummated on or before the Closing Date, the Acquisition Shares issuable in respect of such Specified Acquisition shall be issued to the applicable recipient pursuant to the terms of the definitive agreements providing for such Specified Acquisition, and (ii) if any Specified Acquisition has not yet been consummated on or before the Closing Date, the Acquisition Shares issuable pursuant to the terms of the definitive agreements providing for such Specified Acquisition shall not be issued and shall be issued only upon the consummation, if any, of such Specified Acquisition and in accordance with the terms of the definitive agreements providing for such Specified Acquisition.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, SPAC, the Company nor any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Sponsor Additional Consideration and Performance Bonus Shares.

(a) Sponsor Consideration. At the Closing, SPAC will issue or allocate to Sponsor (i) 3,300,000 SPAC Shares, minus (ii) the number of SPAC Shares held by Sponsor immediately prior to Closing, including such SPAC Shares issuable upon the conversion or exchange of any other securities of the SPAC issued to Sponsor at the IPO.

(b) Reserve of Sponsor Performance Bonus Shares. At the Closing, SPAC will set aside and reserve 1,200,000 SPAC Shares for issuance (such shares, the “Sponsor Performance Bonus Shares”), which Sponsor Performance Bonus Shares will be issuable to Sponsor during the Performance Bonus Period in accordance with Section 1.7(c).

(c) Issuance of Sponsor Performance Bonus Shares. During the Performance Bonus Period, within five Business Days after the occurrence of a Triggering Event, the Sponsor Performance Bonus Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) or a portion thereof, will be issuable to the Sponsor, as follows:

(i)	upon the occurrence of Triggering Event I, a one-time issuance of 300,000 Sponsor Performance Bonus Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing but prior to Triggering Event I);

(ii)	upon the occurrence of Triggering Event II, a one-time issuance of such number of Sponsor Performance Bonus Shares equal to the quotient of $4,500,000 divided by $15.00, which equates to 300,000 Sponsor Performance Bonus Shares; and

(iii)	a one-time issuance of (A) 300,000 Sponsor Performance Bonus Shares if, after the exercise of the Redemption Rights by SPAC Shareholders, the Trust Account has a balance of not less than $35.0 million as of the Closing or (B) 600,000 Sponsor Performance Bonus Shares if, after the exercise of the Redemption Rights by SPAC Shareholders, the Trust Account has a balance of not less than $70,000,000 (in each case, “Triggering Event III”), in each case after giving effect to the Transactions, including the PIPE Investment.

(d) For the avoidance of doubt, the Sponsor shall be entitled to receive the applicable portion of the Sponsor Performance Bonus Shares, or applicable portion thereof, upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event (other than as a result of rounding up fractional shares pursuant to Section 1.7(f)) shall the Sponsor be entitled to receive more than the aggregate amount of Sponsor Performance Bonus Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing but prior to the occurrence of each applicable Triggering Event).

(e) If, during the Performance Bonus Period, there is a Change of Control Transaction with respect to SPAC or the Surviving Company (or a successor thereof), Triggering Event II shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00.

(f) Notwithstanding anything in this Agreement to the contrary, all Sponsor Performance Bonus Shares that are not issued, or otherwise earned and committed to be issued, to the Sponsor pursuant to this Section 1.7 shall be deemed surrendered and forfeited and shall no longer be available for issuance to the Sponsor, immediately upon the expiration of the Performance Bonus Period.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a Sponsor Performance Bonus Share will be issued by virtue of any Triggering Event, and if the Sponsor would otherwise be entitled to a fraction of a Sponsor Performance Bonus Share (after aggregating all fractional Sponsor Performance Bonus Shares that otherwise would be received by the Sponsor in connection with the occurrence of such Triggering Event) shall instead have the number of Sponsor Performance Bonus Shares issued to the Sponsor rounded up to the nearest whole Sponsor Performance Bonus Share.

(h) The rights to the Sponsor Performance Bonus Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

1.8 Satisfaction of Rights. All securities issued upon the surrender of securities of the Company (the “Company Securities”) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

1.9 Lost, Stolen or Destroyed Company Certificates. In the event any certificates representing Company Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, SPAC shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities as may be required pursuant to Section 1.6 and Section 1.7.

1.10 Stock Transfer Books. At the Merger Effective Time, the register of stockholders of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.

1.11 Appointment of Exchange Agent. Prior to the Closing, SPAC shall appoint an exchange agent acceptable to the Company (the “Exchange Agent”), as its agent, for the purpose of recording the (a) exchange of the Company Securities for SPAC Securities and (b) issuance of the Exchange Shares. The Exchange Agent shall take or cause to be taken such actions as are necessary to update SPAC’s register of stockholders to reflect (i) the exchange of the Company Securities for SPAC Securities and (ii) the issuance of the Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary Exchange Agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company. Upon the completion of the Exchange Agent’s term of service, the parties will make appropriate arrangements to address the issuance of any Sponsor Performance Bonus Shares following such term of service.

1.12  Exchange of Shares.

(a) Domestication. After the date of this Agreement but prior to the Merger Effective Time, SPAC shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act. In connection with the Domestication, (i) each SPAC Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one share of class A common stock, par value $.0001 per share, of SPAC (the “SPAC Class A Common Stock”), (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one share of class B common stock, par value $.0001 per share, of SPAC (the “SPAC Class B Common Stock”), (iii) each SPAC Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the applicable warrant agreement, and (iv) the SPAC Charter shall be amended and restated in substantially the form of the A&R SPAC Charter (as defined below).

(b) Preferred Stock Cash and Dividend Payment. Subject to the other provisions of this Article I, within two Business Days after the Closing Date, the Company shall deposit, or cause to be deposited, in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of Company Preferred Stock, for exchange in accordance with this Agreement, through the Exchange Agent, cash in an amount equal to the sum of the Preferred Stock Cash Payment and the Preferred Stock Dividend Payment.

(c) Exchange Procedures. At the Merger Effective Time, SPAC shall issue the Merger Consideration Shares. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), SPAC shall cause the Exchange Agent to mail to each holder of record of Company Shares and shares of Company Preferred Stock that were converted pursuant to Section 1.6(b) into the right to receive the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration, respectively, a letter of transmittal and instructions for use in effecting the surrender of the Company Shares in exchange for the Per Share Common Merger Consideration and the shares of Company Preferred Stock into the Per Share Preferred Merger Consideration in a form acceptable to the Company (a “Letter of Transmittal”). Promptly following receipt of a former Company Shareholder’s Letter of Transmittal, together with any certificates representing such Company Shares or shares of Company Preferred Stock (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Company Share or share of Company Preferred Stock that was converted pursuant to Section 1.6(b) into the right to receive the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration shall be entitled to receive, subject to any required withholding Taxes, the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), and, with respect to each share of Company Preferred Stock, a check in the amount of (i) $5.00, without interest, representing its pro rata share of the Preferred Stock Cash Payment plus (ii) any dividends due on such share of Company Preferred Stock as of the Merger Effective Time pursuant to the applicable Certificate of Designations for such share of Company Preferred Stock, for each Company Share or share of Company Preferred Stock, as applicable, surrendered. The Merger Consideration Shares shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical SPAC Share is required by applicable Law, in which case SPAC shall cause the Exchange Agent to promptly send certificates representing such SPAC Share to such holder. If payment of the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Share or share of Company Preferred Stock, respectively, in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration to a Person other than the registered holder of the Company Share or share of Company Preferred Stock, respectively, surrendered or shall have established to the reasonable satisfaction of SPAC that such Tax either has been paid or is not applicable.

(d) Distributions with Respect to Unexchanged Company Shares and Shares of Company Preferred Stock. All Merger Consideration Shares shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole SPAC Shares issued in exchange for Company Shares or shares of Company Preferred Stock pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole SPAC Share.

(e) Adjustments to Per Share Common Merger Consideration and Per Share Preferred Merger Consideration. The Per Share Common Merger Consideration and the Per Share Preferred Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares, Company Shares or Company Preferred Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(f) Termination of Exchange Agent; Unclaimed Merger Consideration. Promptly following the date that is one year after the Merger Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Per Share Common Merger Consideration, the Per Share Preferred Merger Consideration that remains unclaimed shall be returned to SPAC, and any Person that was a holder of Company Shares or shares of Company Preferred Stock as of immediately prior to the Merger Effective Time that has not exchanged such Company Shares for the right to receive the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration, respectively, prior to the date that is one year after the Merger Effective Time may transfer such Company Shares or shares of Company Preferred Stock to SPAC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and SPAC shall promptly deliver, such applicable portion of the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration without any interest thereupon. None of SPAC, Merger Sub, the Company, the Surviving Company nor the Exchange Agent shall be liable to any Person in respect of any of the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such SPAC Shares or any portion of the Preferred Stock Cash Payment or Preferred Stock Dividend Payment shall not have not been issued or paid in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company are fully authorized in the name of the Company and/or Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Tax Consequences. To the extent permitted under applicable Law, (a) the Parties intend that the Merger qualify as a “reorganization” under Section 368(a)(1) of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”).

1.15 Withholding. Notwithstanding any other provision of this Agreement, SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding.

1.16 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares and shares of Company Preferred Stock issued and outstanding immediately prior to the Merger Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Sections 607.1301-1340 of the Florida Business Corporation Act (such shares of Company Shares or shares of Company Preferred Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the Florida Business Corporation Act with respect to such shares) shall not be converted into a right to receive the Per Share Common Merger Consideration or the applicable amount of the Per Share Preferred Merger Consideration in accordance with Section 1.6, but instead shall be entitled to only such rights as are granted by Sections 607.1301-1340 of the Florida Business Corporation Act; provided, however, that if, after the Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Sections 607.1301-1340 of the Florida Business Corporation Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 607.1301-1340 of the Florida Business Corporation Act, such Company Shares or shares of Company Preferred Stock shall be treated as if they had been converted as of the Merger Effective Time into the right to receive the Per Share Common Merger Consideration or the Per Share Preferred Merger Consideration, respectively, in accordance with Section 1.6 without interest thereon, upon transfer of such shares. The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of Company Shares and shares of Company Preferred Stock pursuant to Sections 607.1301-1340 of the Florida Business Corporation Act, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Effective Time that relates to such demand. Except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

1.17 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a SPAC Share will be issued, in any form, by virtue of this Agreement, the Merger, or the other Transactions, and each Person who would otherwise be entitled to a fraction of a SPAC Share (after aggregating all fractional SPAC Shares that would otherwise be received by such Person) shall instead have the number SPAC Shares issued to such Person rounded up to the nearest whole SPAC Share.

Article II
MERGER CLOSING; CERTAIN ACTIONS

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Merger Closing” or the “Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions, or at such other date as SPAC and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place virtually or at such place as SPAC and the Company may agree in writing, and at such time on the Closing Date as SPAC and the Company agree in writing.

2.2 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), SPAC and Merger Sub (the “SPAC Parties”) represent and warrant to the Company, as of the date hereof, as follows:

3.1 Organization and Standing.

(a) SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Merger. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with this Agreement and the Transactions. SPAC owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.2 Authorization; Binding Agreement. Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the Transactions by each of the SPAC Parties (a) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party and (b) other than the Required SPAC Shareholder Approval in the case of SPAC, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of such SPAC Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by the SPAC Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that the SPAC Shareholders vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to the SPAC Shareholders for their approval. The Board of Directors of Merger Sub at a duly called and held meeting or in writing as permitted by Merger Sub’s Organizational Documents has (i) determined that this Agreement and the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and SPAC as its sole shareholder, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party. SPAC as the sole shareholder of Merger Sub has also approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been, and each Ancillary Document to which such SPAC Party is a party shall be when delivered, duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such SPAC Party, enforceable against such SPAC Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of a SPAC Party is required to be obtained or made in connection with the execution, delivery or performance by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by a SPAC Party of the Transactions, other than (a) any filings required with the Registrar of Companies in the Cayman Islands with respect to the Domestication, or with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, (e) the submission to the United States Department of State Directorate of Defense Trade Controls (“DDTC”) of all information required by 22 C.F.R. § 122.4(b) (the “DDTC Submission”) sixty (60) calendar days before the reasonably anticipated Closing Date, and (f) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.4 Non-Contravention. The execution and delivery by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by a SPAC Party of the Transactions, and compliance by a SPAC Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such SPAC Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such SPAC Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by a SPAC Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of a SPAC Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.5	Capitalization.

(a) As of the date of this Agreement, SPAC is authorized to issue 200,000,000 SPAC Shares, of which 18,488,125 SPAC Shares are issued and outstanding, 20,000,000 SPAC Class B Ordinary Shares, of which 5,833,333 SPAC Class B Ordinary Shares are issued and outstanding, and 1,000,000 preference shares of par value $0.0001 each, of which none are issued or outstanding. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Cayman Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries other than Merger Sub or own any equity interests in any other Person.

(b) Other than SPAC Warrants, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses (a) – (c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 3.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

(e) Merger Sub is authorized to issue 100 shares of common stock, par value $0.0001 per share (“Merger Sub Shares”), all of which are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Shares or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), which are available on the SEC’s website through EDGAR. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6 and in Section 6.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) The SPAC Class A Ordinary Shares, the SPAC Redeemable Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbols FACT, FACTW, and FACTU, respectively, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the listing of such SPAC Securities on the Nasdaq Global Market, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) SEC Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by SEC Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2024 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business or (ii) Liabilities or obligations incurred in connection with the Transactions. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of SEC Regulation S-K. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” (as defined by the PCAOB) in the “internal control over financial reporting” (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) of SPAC, (ii) “material weakness” (as defined by the PCAOB) in the internal control over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal control over financial reporting of SPAC, or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) SPAC has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Items 601(b)(31) and (32) of SEC Regulation S-K. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the U.S. Sarbanes-Oxley Act of 2002, as amended.

(h) As of the date hereof, there are no outstanding comments from the SEC or its staff with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

3.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

3.8 Compliance with Laws. SPAC (a) is and since the date of formation of SPAC has been, in compliance with, in all material respects, and has not been in material violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral, notice of any material conflict or material non-compliance with, or default or material violation of, any applicable Laws by which it is or was bound.

3.9 Actions; Orders; Permits. SPAC holds all permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch or representative office in any country other than the country of its organization, and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. SPAC does not have any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes. SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum or agreement.

(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b)(1) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any employees who are entitled to any compensation or benefits, or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

3.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, that (i) creates or imposes a Liability greater than $10,000 individually or $50,000 in the aggregate, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arm’s-length and in the ordinary course of business; (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Section 3.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC or Merger Sub, on the one hand, and any present or former director, officer, employee, manager, direct equity holder or Sponsor or other Affiliate of SPAC or Merger Sub, or any immediate family member of any of the foregoing, on the other hand.

3.15 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. SPAC is an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act.

3.16 Finders and Brokers. No broker, finder, or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.

3.17 Certain Business Practices; International Trade Laws.

(a) Since the date of formation of SPAC, neither the SPAC nor any of its directors, officers, employees, or, to the Knowledge of the SPAC, and of its Affiliates or agents, has, directly or indirectly, taken any act that would cause SPAC to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Since the date of formation of SPAC, SPAC has been in compliance with applicable Anti-Corruption Laws and there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.

(b) Since the date of formation of SPAC, neither the SPAC nor any of its directors, officers, employees, or, to the Knowledge of the SPAC, any of its Affiliates or agents, has been the subject of any action, proceeding, litigation, claim, or, to the SPAC’s Knowledge, investigation, or have received any notice or communication from any Governmental Authority, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

(c) Since the date of formation of SPAC, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(d) None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently a Sanctioned Person. Since April 24, 2019, SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or with any Sanctioned Person or in any Sanctioned Jurisdiction, in either case in violation of Sanctions. Neither SPAC nor any of its directors or officers has, in the last five years, engaged in any conduct or activity in violation of International Trade Laws. No Action involving SPAC with respect to violations of International Trade Laws is pending or, to the Knowledge of SPAC, threatened. In the five years preceding the execution of this Agreement, SPAC (1) has not made any voluntary disclosure with respect to an apparent violation of International Trade Laws; and (2) has not been subject to civil or criminal penalties imposed by any Governmental Authority in connection with violations of International Trade Laws.

(e) Neither SPAC nor any of its Principals (as defined in FAR 2.101) are presently or within the past three years has been suspended or debarred from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements).

3.18 Insurance. Section 3.18 of the SPAC Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect and, to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.19 Litigation. As of the date of this Agreement: (a) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC, Merger Sub, or any of their respective officers or directors or assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Document, the right of SPAC or Merger Sub to enter into this Agreement or any Ancillary Document to which it is or will be a party, or the right of SPAC or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Document to which it is or will be a party or (ii) if determined adversely to SPAC or Merger Sub, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC; (b) neither SPAC nor Merger Sub is a party or subject to the provisions of any material Order; and (c) there is no Action initiated by SPAC or Merger Sub currently pending or that SPAC or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC or Merger Sub.

3.20 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $175 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of Deferred Underwriting Fees set forth in Section 3.20 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including Deferred Underwriting Fees) in respect of the IPO, including any amendments or other modifications thereto.

3.21 SPAC Acknowledgment. SPAC acknowledges and agrees that (a) the representations and warranties expressly set forth in (a) Article V (as qualified by the Company Disclosure Schedules) and (b) the certificate delivered pursuant to Section 8.3(c) constitute the sole and exclusive representations and warranties of the Company to SPAC in connection with or relating to the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by the Company. Except for the representations and warranties expressly set forth in Article V (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 8.3(c) or in any Ancillary Document, SPAC (a) acknowledges that it is transacting with the Company on an “as is” condition and on a “where is” basis and (b) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any Person (including the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Target Companies furnished to SPAC or any of its Representatives in any “data rooms,” “virtual data rooms,” management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article V or in the certificate delivered pursuant to Section 8.3(c) or any Ancillary Document.

Article IV
RESERVED

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC, as of the date of this Agreement, as follows:

5.1 Organization and Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has made available to SPAC accurate and complete copies of its Organizational Documents, each as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

(b) Each Company Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Company Subsidiary, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the receipt of the Company Shareholder Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents and any applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or will be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the Ancillary Documents to which the Company is a party and the Transactions are in the best interests of the Company and its stockholders, (ii) approving and adopting and authorizing the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the Transactions, and (iii) recommending the approval and adoption of this Agreement and the Ancillary Documents to which the Company is a party by the Company Shareholders. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the Ancillary Documents to which the Company is a party or to approve the Merger other than the Company Shareholder Approvals.

5.3	Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.001 per share, of which 22,055,495 shares are issued and outstanding, (ii) 400,000 shares of Series A Preferred Stock, par value $0.001 per share (the “Company Series A Preferred Stock”), all of which are issued and outstanding, (iii) 400,000 shares of Series B Preferred Stock, par value $0.001 per share (the “Company Series B Preferred Stock”), of which 293,000 shares are issued and outstanding, (iv) 550,000 shares of Series C Preferred Stock, par value $0.001 per share (the “Company Series C Preferred Stock”), all of which are issued and outstanding, and (v) 400,000 shares of Series D Preferred Stock, par value $0.001 per share (the “Company Series D Preferred Stock” and together with the Company Series A Preferred Stock, the Company Series B Preferred Stock, and Company Series C Preferred Stock, the “Company Preferred Stock”), of which 227,000 shares are issued and outstanding. All outstanding Company Shares are owned of record by the Persons set forth on Section 5.3(a) of the Company Disclosure Schedules in the amounts set forth opposite their respective names. With respect to each Company Option, Section 5.3(a) of the Company Disclosure Schedules sets forth as of the date of this Agreement: (w) the name of the holder thereof and type of award (including, if an option, whether or not an incentive stock option), (x) the total number of Company Shares that are subject to such award, (y) the applicable vesting schedule, and (z) if applicable, the exercise price per Company Share. Each grant of a Company Option was made in accordance with the terms of the Company Incentive Plan and applicable Law. All Company Options have been granted having an exercise price at least equal to the fair market value of a Company Share on the date each Company Option was granted within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(b) All of the issued Company Shares and shares of Company Preferred Stock have been duly authorized and validly issued and are fully paid and were not issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Florida Business Corporation Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company is bound.

(c) As of the date of this Agreement, other than the Company Incentive Plan, no Target Company has any stock option or other equity incentive plans. Except as set forth on Section 5.3(c) of the Company Disclosure Schedules, as of the date of this Agreement, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares other than the Company’s Organizational Documents. As of the date of this Agreement, other than as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company will be issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

5.4 Company Subsidiaries. Section 5.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary and, as of the date of this Agreement, (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws and other than Permitted Liens). As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or that are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 5.4 of the Company Disclosure Schedules, as of the date of this Agreement (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement, and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. Assuming the accuracy of the representations and warranties of SPAC set forth in Section 3.3, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or will be a party, or the consummation by the Company of the Transactions other than (a) any filings required with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, (e) the submission to DDTC of all information required by 22 C.F.R. § 122.4(b) sixty (60) calendar days before the reasonably anticipated Closing Date, and (f) where the failure to obtain or make such Consents, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

5.6 Non-Contravention. Except as set forth on Section 5.6 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, and the consummation by the Company of the Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

5.7 Financial Statement Matters.

(a) The Company has made available to SPAC (i) true, correct and complete copies of the audited financial statements, consisting of the consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Company as of and for the years ended December 31, 2024 and December 31, 2023 (the “Audited Company Financial Statements”) and (ii) unaudited consolidated financial statements of the Company for the six months ended June 30, 2025 (the “Unaudited Interim Company Financial Statements” and collectively with the Audited Company Financial Statements, the “Company Financial Statements”).

(b) The Audited Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies.

(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e) Except as set forth on Section 5.7(e) of the Company Disclosure Schedules, as of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(f) Except for those that are reflected or reserved on or provided for in the balance sheets of the Company contained in the Audited Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet of the Company in accordance with GAAP, except for (i) those that were incurred after December 31, 2024 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

(g) The Audited Company Financial Statements have been audited in accordance with the standards of the PCAOB and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

5.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, the Ancillary Documents, the Transactions and as set forth on Section 5.8 of the Company Disclosure Schedules, since December 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect on the Company, (c) no Target Company has abandoned, cancelled, dedicated to the public, transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses granted in the ordinary course of business and (d) no Target Companies have taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) if such action were taken on or after the date hereof without the consent of SPAC.

5.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2022 has been, in compliance with in all material respects, and has not been in material violation of, any applicable Laws, (b) no Target Company has received, since January 1, 2022, any written notice from a Governmental Authority of any material non-compliance with or material violation of any applicable Laws by such Target Company, and (c) to the Knowledge of the Company, no Target Company is under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any Governmental Authority.

5.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or any Ancillary Documents to which it is or will be a party. As of the date of this Agreement, each material Company Permit is in full force and effect and (a) except as would not reasonably be expected to be material to the Target Companies as a whole, no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit, and (c) except as would not reasonably be expected to be material to the Target Companies, taken as a whole, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, Action, investigation or disciplinary proceeding by or from any Governmental Authority against a Target Company involving any Company Permit and no Target Company has received any written or, to the Knowledge of the Company, oral, notice of any Actions from any Governmental Authority relating to the revocation or material modification of any Company Permit.

5.11 Litigation. As of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened, in the past three years) or (b) material Order, whether at law or in equity, now pending or outstanding or that was rendered by a Governmental Authority in the past three years in either case of (a) or (b) by or against any Target Company, its current or former directors or officers in their capacity as such, or its business, equity securities or assets. As of the date of this Agreement, none of the current or, to the Knowledge of the Company, former, officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of such Target Company. There is no unsatisfied judgment or open injunction binding upon any Target Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies taken as a whole.

5.12 Material Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 5.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of such Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell or provide any service or product to or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of such Target Company having an outstanding principal amount in excess of $250,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customer or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $250,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $250,000 per year or $1,000,000 over the life of such Contracts;

(viii) pursuant to which any Target Company has been granted from a third party any license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, (B) “shrink wrap,” “click wrap,” “off the shelf” or other licenses for generally commercially available software or hosted services, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP material to the Target Companies or that affects the Target Companies’ ability to use, enforce or disclose any Company Owned IP material to the Target Companies, excluding in both cases, any Incidental Licenses and any non-exclusive licenses granted by any member of the Target Companies in the ordinary course of business;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations that are reasonably expected to result in payment to a third party after the date hereof in excess of $250,000, other than indemnities or warranties provided in the ordinary course of business;

(xii) is an employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business that do not provide for severance or termination notice periods in excess of what is required by applicable Law) with any employee or individual independent contractor of the Company or any Target Company who receives annual base compensation that exceeds $200,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any director, officer or employee of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xv) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvi) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xvii) is with a Material Customer or Material Supplier; or

(xviii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of SEC Regulation S-K if the Company was the registrant.

(b) (i) Each Company Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) each Company Material Contract is legal, valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iv) no Target Company is in breach or default in any material respect and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Target Company party thereto or permit termination or acceleration by the other party thereto under any Company Material Contract, (v) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under any Company Material Contract, (vi) no Target Company has received or served written or, to the Knowledge of the Company, oral, notice of an intention by any party to any Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, and (vii) no Target Company has waived any material rights under any Company Material Contract.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable, (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and enforceable. Any renewal, maintenance and other necessary filings and fees due and payable to any relevant governmental authority or Internet domain name registrar to maintain all Company Registered IP in full force and effect have been timely submitted or paid in full. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) The Target Companies (i) exclusively own all rights, title and interest in and to all Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) have the valid and enforceable rights to use all Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted. To the Knowledge of the Company, the Company Owned IP constitutes all of the material Intellectual Property used in or necessary for the conduct and operation of the business of the Target Companies, as presently conducted. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by the Company of the Transactions, and the compliance by the Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c) (i) No Target Company is currently misappropriating, diluting, Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, or is otherwise violating any Intellectual Property of any other Person and (ii) to the Knowledge of the Company, no third party is Infringing any material Company Owned IP. Since January 1, 2022, no Target Company has received any written notice or claim asserting that any Target Company has Infringed the Intellectual Property of any other Person and no action has been instituted, settled or, to the Knowledge of the Company, been threatened against the Target Companies that (1) alleges any such Infringement, (2) invites the Target Companies to take a license under any Intellectual Property of any Person in a manner that could reasonably be construed as a notice of Infringement or (3) challenges the ownership, use, validity or enforceability of any Company Owned IP. To the Knowledge of the Company, since January 1, 2022, no Person has Infringed or is currently Infringing upon any material Company Owned IP exclusively licensed to the Target Companies. No such claims have been made in writing against any Person by any Target Company since January 1, 2022.

(d) The Target Companies have taken reasonable steps to maintain and protect all of the Trade Secrets used in connection with the business of the Target Companies, including of any Person to whom the Target Companies have a confidentiality obligation with respect to such trade secrets or confidential information. To the Knowledge of the Company, no trade secret or confidential information that is material to the business of the Target Companies has been authorized by the Target Companies to be disclosed (or, to the Knowledge of the Company’s actual knowledge, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such trade secret or confidential information or (ii) to a Person who otherwise has a duty to protect such trade secret or confidential information. To the Knowledge of the Company, no current or former employee, consultant or contractor of the Target Companies has been or is in breach of any such agreement.

(e) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP.

(f) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, (ii) are adequate for and sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted and (iii) to the Knowledge of the Company, do not contain any contaminants or effects that (A) materially and adversely disrupt the functionality of any IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the Knowledge of the Company, any third parties who process any Personal Data on behalf of the Target Companies have taken commercially reasonable steps to maintain and safeguard the performance, confidentiality, security and internal and external integrity of the IT Systems, all Personal Data processed by or for the Target Companies, and the information (including Personal Data) that is processed by the IT Systems. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2022, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

5.14 Taxes and Returns. Except as set forth on Section 5.14 of the Company Disclosure Schedules:

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company in respect of Taxes, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or the only members of which were or are Target Companies). No Target Company has any material Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) No Target Company is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) In the past five years, no Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) No Target Company has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(1) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Target Company prior to the Closing, (ii) change in any method of accounting of the Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(l) Neither the Company’s execution nor performance of its obligations under this Agreement, nor the consummation of the Transactions, will result in a material charge or Tax to arise on a Target Company or in any claw back of any material Tax relief previously given to a Target Company.

5.15 Real Property. Section 5.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are legal, valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in any real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their present use in the business of the Target Companies. Except as set forth on Section 5.16 of the Company Disclosure Schedules, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by such Target Company, free and clear of all Liens other than Permitted Liens.

5.17 Employee Matters.

(a) (i) Since January 1, 2022, no Target Company is a party to, or bound by any labor agreement, collective bargaining agreement or other labor-related Contract with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) Since January 1, 2022, there have been no (i) activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) pending or, to the Knowledge of the Company, threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. There is no material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company pending or, to the Knowledge of the Company, threatened, and since January 1, 2022, there has not occurred any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council that is representing any employee of any Target Company in connection with the consummation of the Transactions.

(d) Each Target Company is and, since January 1, 2022, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral, notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened, against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. Since January 1, 2022, no allegations of sexual harassment or other illegal discrimination have been made against any officer of a Target Company. The applicable Target Company has investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of the Target Company that have been reported to the Target Company. With respect to each such allegation (except those the Target Company reasonably deemed to not have merit), the Target Company has taken corrective action reasonably calculated to prevent further improper action.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(i) Since January 1, 2022, the Target Companies have not engaged in any material layoffs, furloughs or group employment terminations (excluding terminations for cause), whether temporary or permanent.

5.18 Benefit Plans.

(a) Set forth on Section 5.18(a) of the Company Disclosure Schedules is an accurate and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, or contributed to by the Target Companies or under or with respect to the Target Companies have any current or contingent liability.

(b) No Company Benefit Plan is and no Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to: (i) any “multiemployer plan” as defined under Section 3(37) of ERISA, (ii) any plan or arrangement that is or was subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws, (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of: (i) the current plan and trust documents (and all amendments thereto); (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insurance contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service; and (vi) all non-routine communications dated within the past three years with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been established, maintained, funded, operated, administered and enforced in form and operation in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code,; (ii) no breach of fiduciary (as determined under ERISA) duty or “prohibited transactions” (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) that could result in material Liability to any Target Company has occurred; (iii) no Action is pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All Non-U.S. Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan (including on account of an ERISA Affiliate).

(e) No Target Company has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(f) Each Company Benefit Plan that is or was intended to meet the requirements of a “qualified plan” under Code Section 401(a) is so qualified and has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and nothing has occurred that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each Non-U.S. Plan is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(g) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) all employer and employee contributions to each Non-U.S. Plan required by law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) there are no unfunded or underfunded Liabilities with respect to any Non-U.S. Plan.

(h) The consummation of the Transactions, either alone or in combination with any other event, could not: (i) entitle any individual to material severance pay, unemployment compensation or other benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any compensation; or benefits, or in respect of, any director, employee or independent contractor of a Target Company; (iii) limit the right to merge, amend or terminate any Company Benefit Plan; or (iv) cause an amount to be received by any current or former director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes, including, without limitation, for Taxes under Code Sections 409A or 4999. Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has complied at all times in all material respects with the documentary and operational requirements of Section 409A of the Code.

5.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Target Company is subject to, or has received written notice of, an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending or, to the Company’s Knowledge, threatened, against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) no Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

5.20 Transactions with Related Persons. Except as set forth on Section 5.20 of the Company Disclosure Schedules, no Affiliate of the Company nor any present or former officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2022, has been, a party to any transaction with a Target Company, including but not limited to any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than 5.0% of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) that is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.21 Insurance.

(a) Section 5.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) to the Knowledge of the Company, will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2022, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no Target Company has made any insurance claim and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2022, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

5.22 Customers and Suppliers.

(a) Section 5.22(a) of the Company Disclosure Schedules sets forth a list of Contracts between the Target Companies and the top 10 customers of the Target Companies based on aggregate revenue received by the Target Companies from such customers during the calendar year 2024 (each such customer, a “Material Customer” and each such Contract, a “Material Customer Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Customer that such Material Customer will not continue as a customer of the Target Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement.

(b) Section 5.22(b) of the Company Disclosure Schedules sets forth a list of the top 10 suppliers of the Target Companies based on aggregate expenditures made by the Target Companies during the calendar year 2024 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Supplier that such supplier will not continue as a supplier to the Target Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreement.

5.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 5.23 and Section 8.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Target Companies.

(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2022, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing, investigations, notices or requests from any Governmental Authority in relation to its data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened, claims from individuals alleging any violation of Data Protection Laws.

5.24 Certain Business Practices; International Trade Laws.

(a) For the past five years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws, in all material respects. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, no Target Company nor any of its directors, officers or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) The Target Companies are, and at all times in the past five years (and since April 24, 2019 with respect to Sanctions) have been in compliance with all applicable International Trade Laws. No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is a Sanctioned Person. The Target Companies have obtained, and are in compliance with, all export licenses, registrations, declarations, classifications, and filings with any Governmental Authority required for (i) the export and re-export of its products, services, software, and technologies, and (ii) releases of technologies and software for foreign nationals located in the United States and abroad. Since April 24, 2019, No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or with any Sanctioned Person or in any Sanctioned Jurisdiction, in either case in violation of Sanctions. No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, in the past five years (and since April 24, 2019 with respect to Sanctions), engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction, in either case in violation of Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct or activity in violation of International Trade Laws. Each Target Company has not made any self-disclosures, or been the subject of any fines, penalties or sanctions, or otherwise involved in investigations or enforcement actions by any Governmental Authority with respect to any actual or alleged violations of applicable International Trade Laws, and has not been notified of any such pending or threatened actions.

5.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act.

5.26 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company or their respective Affiliates.

5.27 Government Contracts.

(a) Schedule 5.27(a) of the Company Disclosure Schedules sets forth a true and correct list of: (i) each Government Contract, the period of performance of which has not yet expired or been terminated and for which final payment has not yet been received (each, a “Current Government Contract”) pursuant to which the Target Companies receive annual revenue in excess of $500,000; (ii) each lower-tier subcontract of the Target Companies pursuant to which the Target Companies receive annual revenue in excess of $500,000; (iii) each Government Bid made by the Target Companies that has not expired and for which an award has not been made (each, a “Current Government Bid”) for which the Target Companies reasonably expect annual revenues in excess of $500,000; and (iv) each teaming agreement to which any Target Company is a party that has not expired and for which an award has not been made and pursuant to which the Target Companies would be awarded a Government Contract that the Target Companies reasonably expect would generate annual revenue in excess of $500,000. The Company has made available to SPAC complete and correct copies of each of the Government Contracts and Government Bids required to be listed in Schedule 5.27(a) of the Company Disclosure Schedules. Each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect. To the Company’s Knowledge, there is no Current Government Contract will not remain in effect after the Closing in accordance with its terms.

(b) With respect to any Government Contract, there is no pending or, to the Company’s Knowledge, threatened: (i) civil fraud or criminal investigation of the Target Companies by any Governmental Authority; (ii) suspension or debarment proceeding against the Target Companies; (iii) request to the Target Companies by a Governmental Authority for a contract price reduction in excess of $500,000 based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim received by the Target Companies of defective pricing in excess of $500,000; (iv) dispute between the Target Companies and a Governmental Authority that, since January 1, 2019, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000; or (v) certified claim or request for equitable adjustment by the Target Companies against a Governmental Authority in excess of $500,000.

(c) Except as set forth on Schedule 5.27(c) of the Company Disclosure Schedules, in the past six years, (i) the Target Companies have complied with all statutory and regulatory requirements where and as applicable to each of the Government Contracts and Government Bids, except to the extent non-compliance would not reasonably be expected to be material and (ii) the representations, certifications, and warranties made by the Target Companies with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and the Target Companies have complied in all material respects with all such certifications.

(d) Except as set forth on Schedule 5.27(d) of the Company Disclosure Schedules, in the past six years, (i) the Target Companies have not received any written notice of termination for default, cure notice, stop work order, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract which notice or termination would reasonably be expected to be material, and (ii) the Target Companies have complied with all material terms and conditions of the Government Contracts, except where any failure to comply would not reasonably be expected to be material.

(e) In the past six years, the Target Companies have not received any past performance evaluation or ratings in connection with any Government Contract by any Governmental Authority below “Satisfactory” or the equivalent thereof.

(f) The Target Companies have not received any written or, to the Knowledge of the Company, oral notification of material costs, schedule, technical, or quality problems that would reasonably result in claims against the Target Companies (or successors in interest) by a Governmental Authority, a prime contractor, or a higher tier subcontractor.

(g) To the Knowledge of the Company, there are no Current Government Contracts pursuant to which the Target Companies are likely to experience cost, schedule, technical, or quality problems that would result in claims against the Target Companies (or successors in interest) by a Governmental Authority, a prime contractor, or a higher tier subcontractor.

(h) The Target Companies and each executive officer, managing director, or any employee who performs an acquisition function, have no personal or organizational conflict of interest, as defined in FAR 9.507-1 or 9.507-2, or in each instance has disclosed such conflict and has received a waiver from the affected Governmental Authority. The Target Companies have not, and none of the directors, officers, Principals (as defined at FAR 2.101), nor, to the Knowledge of the Company, any employee, consultant, or Affiliate of the Target Companies has been, within the past three years, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). The Target Companies have not, and, to the Knowledge of the Company, none of their respective Affiliates have, in the past three years: (i) made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13, and the Company is unaware of any credible evidence that would require disclosure under FAR 52.203.13; (ii) made any voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; or (iii) received any written notice or inquiry with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid.

(i) None of the Target Companies have a Current Government Bid that, if accepted or results in award of a Government Contract to the Target Companies, is reasonably expected to result in a loss in excess of $5,000. Except for those Liens listed on Schedule 5.27(i) of the Company Disclosure Schedules, the Target Companies have not made assignment of payments under any Government Contract. No Current Government Contract has incurred or is currently projected by the Target Companies to incur untimely performance or material cost overruns.

(j) Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 5.27(j) of the Company Disclosure Schedules sets forth a current, complete, and accurate list of all Facility Clearances held by the Target Companies. The Target Companies possess a Facility Clearance for each facility at which classified information is possessed, stored, or retained, and its officers, directors, and employees hold all Personnel Security Clearances reasonably necessary to perform the Government Contracts. There is no existing information, fact, condition or circumstance that would reasonably be expected to cause the Target Companies to lose any facility security clearance. All requisite Facility Clearances and Personnel Security Clearances are valid and in full force and effect. The Target Companies and, to the Company’s Knowledge, their respective officers, directors, and employees are in compliance in all material respects with the requirements applicable to such security clearances, as set forth in the NISPOM.

(k) The Target Companies are not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Authority or prime contractor, subcontractor, vendor, or other authorized Person. The Target Companies have taken all steps required under any Government Contracts or applicable Laws to protect its rights in and to any of the Target Companies’ Intellectual Property and has included, as necessary, the proper restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and, other than as required under any Government Contract, the Target Companies are not obligated to provide a license to any Governmental Authority to use or disclose any of the Intellectual Property used in connection with such Government Contract.

(l) Except as set forth on Schedule 5.27(l) of the Company Disclosure Schedules, none of the Government Contracts listed in Schedule 5.27(a) of the Company Disclosure Schedules were awarded on the basis of an Target Company’s status as: (i) a Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121); (ii) a Small Disadvantaged Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 124); or (iii) a Service-Disabled Veteran-Owned Small Business or a Veteran-Owned Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 125). None of the Target Companies are party to any Government Contract pursuant to which any of the Target Companies or their respective Affiliates has represented to any other Person that it is a “small business,” “female owned,” “minority owned,” or “military veteran owned”; nor are any of the Target Companies represented as such in any report by the Target Companies or, to the Company’s Knowledge, any other Person to a Governmental Authority.

(m) Neither the Target Companies nor, to the Knowledge of the Company, any director, officer, trustee, or employee, consultant thereof, has, in any material respect, violated any Law concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. Section 207 or similar provisions under state or local laws.

(n) In the past six years, none of Target Companies have received written notice of any audit, financial review, or cost review by any Governmental Authority, including but not limited to, an Inspector General or GAO, nor as a result of any audit or financial review been required to reduce or return amounts due under any Government Contract and, to the Company’s Knowledge, there is no basis or circumstance requiring the return or reduction of any amounts due under any Government Contract. In the past six years, the Target Companies have materially complied with applicable Cost Accounting Standards and have not received any denial of costs or been required to modify any allocation of costs as a result of any audit under the Cost Accounting Standards, nor otherwise been denied payment as the result of any cost accounting audit or contract closeout.

(o) In the past six years, the Target Companies have complied in all material respects with supply chain restrictions required by their Government Contracts, including to the prohibitions on the sale and use of covered telecommunications equipment and services set out in FAR 52.204-24, FAR 52.204-25, FAR 52.204-26, and DFARS 252.204-7018. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(p) In the past six years, (i) the Target Companies have complied in all material respects with applicable data security and cybersecurity requirements related to Government Contracts, including, but not limited to, FAR 52.204-21, DFARS 252.204-7008, DFARS 252.204-7012, DFARS 252.204-7019, and DFARS 252.204-7020, and (ii) the Target Companies and their Affiliates have not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS 252.204-7012.

5.28 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (a) Article III (as modified by the SPAC Disclosure Schedules), (b) the certificate delivered pursuant to Section 8.2(c), and (c) any Ancillary Document, constitute the sole and exclusive representations and warranties of the SPAC Parties to the Company in connection with or relating to the SPAC Parties, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of the SPAC Parties. Except for the representations and warranties expressly set forth in Article III (as modified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 8.2(c) or in any Ancillary Document, the Company (a) acknowledges that it is transacting with the SPAC Parties on an “as is” condition and on a “where is” basis and (b) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including the SPAC Parties or any Affiliate or Representative of the SPAC Parties) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the SPAC Parties furnished to the Company or any of its Representatives in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article III, in the certificate delivered pursuant to Section 8.2(c) or any Ancillary Document.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, give to SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions). During the Interim Period, the Company shall keep SPAC reasonably informed of any material developments regarding the Pending Acquisitions, including the status and satisfaction or waiver of any conditions that are required in order to consummate the Pending Acquisitions, and the Company shall provide such further information relating to the Pending Acquisitions as may be reasonably requested by SPAC. During the Interim Period, the Company shall, in advance of entering into definitive documentation with respect to any Pending Acquisition, disclose to SPAC the material details of any such Pending Acquisition, provide to SPAC copies of all drafts of definitive material documents, and provide or make available to SPAC any material non-public information concerning the Pending Acquisitions provided or made available to the Company or its Representatives that was not previously provided or made available to SPAC or its Representatives.

(b) During the Interim Period, subject to Section 6.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the SPAC Parties shall give, and shall cause their Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC Parties, as the Company or its Representatives may reasonably request regarding the SPAC Parties and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the SPAC Parties to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, the SPAC Parties shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege, or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) All information provided pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement effective as of April 17, 2025, by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).

6.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause each of the other Target Companies to use its commercially reasonable efforts to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its business and assets, and (iii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, preserve intact in all material respects the possession, control and condition of its material assets, and preserve intact in all material respects its relationships with all material customers and suppliers, in each case consistent with the ordinary course of business; provided that no action or inaction by the Company with respect to matters specifically addressed by clauses (i) through (xxii) of Section 6.2(b) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (i) through (xxiv) of Section 6.2(b) below.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2(b) of the Company Disclosure Schedules, as required by applicable Law or in response to or as a result of any extraordinary event consistent with Section 11.11(r), during the Interim Period and subject to Section 6.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities other than for any such issuances that are taken into account in the calculation of Aggregate Fully Diluted Company Shares;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) enter into or materially amend definitive documentation in connection with or relating to any Pending Acquisition; provided, however, that in no case shall the Company be restricted in any way to amend any such documentation for the extension or continuation of such documentation in respect of a Pending Acquisition; provided, further, that such extension or continuation does not prevent a Pending Acquisition; or (B) enter into or materially amend any definitive documentation in connection with or relating to a Company Acquisition if the consummation of such Company Acquisition, when aggregated with the consummation of all other Company Acquisitions and Pending Acquisitions (determined without regard to whether such Company Acquisitions and Pending Acquisitions are or will be consummated prior to or after the Closing), would result in the issuance of more than 5,447,084 Acquisition Shares in the aggregate.

(v) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $5,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(vi) except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees, other than in the ordinary course of business, by more than 10% in the aggregate or 5% with respect to any one employee, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, or consistent with past practice, (D) establish any trust or take any other action to secure the payment of any compensation payable by a Target Company, (E) materially increase other benefits of any current or former employee, or enter into, establish, materially amend or terminate any Company Benefit Plan with, (F) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any current or former employee or individual service provider, (G) hire any employee with annual compensation that could exceed $200,000 or engage any person as an independent contractor with annual payments greater than or equal to $200,000, or (H) terminate the employment of any employee with an annual compensation that could exceed $200,000 other than due to death or disability, or for cause;

(vii) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(viii) unless required by a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(ix) (A) make any material Tax election or change or rescind any material election in respect of Taxes, (B) settle any Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended Tax Return, any past-due Tax Return or any Tax Return in a jurisdiction where a Target Company did not file a Tax Return of the same type in the immediately preceding Tax period or a claim for refund of Taxes with respect to the income, operations or property of any Target Company, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence, (I) obtain any Tax ruling, (J) surrender any right to claim a material Tax refund, (K) prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the Target Companies with respect to the treatment of items on prior Tax Returns or (L) incur any material liability for Taxes other than in the ordinary course of business consistent with past practice;

(x) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(xi) (A) modify or amend in a manner that is materially adverse to the applicable Target Company, or voluntarily terminate (other than non-renewals occurring in the ordinary course of business), any Company Material Contract, (B) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract, or (C) enter into any Contract that would be the type of Company Material Contract set forth in Sections 5.12(a)(iii), (iv), (v), (vi), (ix), (xiii), (xvi) and (xvii) if entered into prior to the date hereof outside of the ordinary course of business;

(xii) fail to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xiii) enter into any new (A) line of business or (B) jurisdiction with respect to its current line of business;

(xiv) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been or will be reserved in the Company Financial Statements, as applicable;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person;

(xvii) make any capital expenditures in excess of $1,000,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole;

(xx) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xxi) make any change in accounting methods, principles or practices, except as required by GAAP or the Company’s auditors;

(xxii) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on the Company Disclosure Schedules pursuant to Section 5.20 if entered into prior to the date hereof (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, and preserve intact in all material respects the possession, control and condition of its material assets, in each case in the ordinary course of business.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law or in response to or as a result of any extraordinary event consistent with Section 11.11(r), during the Interim Period and subject to Section 6.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents;

(ii) subject to Section 6.28, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, in each case, in excess of $250,000 individually or $1,000,000 in the aggregate;

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) voluntarily terminate (other than non-renewals occurring in the ordinary course of business), waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $100,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended Tax Return, any past-due Tax Return or any Tax Return in a jurisdiction where SPAC did not file a Tax Return of the same type in the immediately preceding Tax period or a claim for refund of Taxes with respect to its income, operations or property, (G) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence, (I) obtain any Tax ruling, (J) surrender any right to claim a material Tax refund, (K) prepare any Tax Returns in a manner which is materially inconsistent with the past practices with respect to the treatment of items on prior Tax Returns or (L) incur any material liability for Taxes other than in the ordinary course of business consistent with past practice;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions in excess of $250,000 in the aggregate; or

(xvi) authorize or agree to do any of the foregoing actions.

6.4 Company Shareholder Approvals.

(a) Promptly and in any event no later than 45 days following the date hereof, or such later date as SPAC and the Company may mutually agree, the Company shall deliver to SPAC duly executed copies of Company Support Agreements between the Company, SPAC, and such number of Company Shareholders that constitute the Requisite Majority unless such action violates or is reasonably expected to result in a violation of Section 5 of the Securities Act.

(b) The Company shall solicit the Company Shareholder Approvals via an irrevocable written consent of the Company Shareholders (the “Company Shareholder Written Consent”) in accordance with applicable Law and in form and substance reasonably satisfactory to SPAC. The Company will use its reasonable best efforts to ensure that it obtains the Company Shareholder Approvals in accordance with applicable Law (including the Florida Business Corporation Act) and the Organizational Documents of the Company. As promptly as reasonably practicable after the date that the Registration Statement shall have been declared effective by the SEC and in any event within 5 Business Days after the date that the Registration Statement shall have been declared effective by the SEC, the Company shall obtain and deliver to SPAC a true, complete and correct copy of the Company Shareholder Written Consent duly executed and delivered to the Company by Company Shareholders collectively holding at least that number Company Shares necessary to effect the Company Shareholder Approvals. The Company Board shall make the Company Board Recommendation to the Company Shareholders.

(c) The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “Company Change in Recommendation”); provided, that, at any time prior to obtaining the Company Shareholder Approvals, the Company Board may make a Company Change in Recommendation in response to any material event change, occurrence or development (other than any event, change, occurrence or development primarily resulting from a breach of this Agreement by the Company) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Company Board as of the date of this Agreement (i) that does not relate to any Acquisition Proposal, and (ii) (A) first occurring after the date hereof or (B) first actually or constructively known by the Company Board following the date hereof, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such a Company Change in Recommendation would constitute a breach by the Company Board of its duties under applicable Law (a “Company Intervening Event”); provided, however, that the Company Board may not make a Company Change in Recommendation unless the Company notifies SPAC in writing at least 10 Business Days before taking that action of its intention to do so (such period from the time the Company Intervening Event notice is delivered until 5:00 p.m. New York time on the 10th Business Day from the date of such notice, it being understood that any material development with respect to such Company Intervening Event shall require a new notice with an additional five Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with SPAC in good faith during the applicable notice period (to the extent that SPAC seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by SPAC so as to obviate the need for a Company Change in Recommendation and, following such good faith negotiations, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such Company Change in Recommendation would constitute a breach by the Company Board of its fiduciary duties under applicable law.

(d) As promptly as reasonably practicable following the execution and delivery of the Company Shareholder Written Consent, the Company shall prepare and distribute to the Company Shareholders as of the date of the Company Shareholder Written Consent that did not execute and deliver the Company Shareholder Written Consent a notice of action by written consent and appraisal rights as required by Section 607.0704 of the Florida Business Corporation Act, as well as any additional information required by applicable Law or the Organizational Documents of the Company (the “Company Shareholder Notice”). SPAC shall be provided with a reasonable opportunity to review and comment on the Company Shareholder Notice and shall cooperate with the Company in the preparation of the Company Shareholder Notice and promptly provide all reasonable information regarding SPAC and Merger Sub reasonably requested by the Company.

6.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, the Company or, except for the Company, any Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations, as required by Law.

6.6 Preparation and Delivery of Company Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver true, correct and complete copies of (i) unaudited consolidated financial statements of the Company for the three and six months ended June 30, 2025 (the “Unaudited Interim Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”) not later than August 22, 2025 (such date, as it may be extended, the “Financial Statement Delivery Date”) and (ii) any other financial statements of the Company required to be delivered by applicable Law in connection with the Registration Statement, as promptly as reasonably practicable; provided, that if the Company has not delivered the Unaudited Interim Company Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by 30 calendar days if the Company continues to use its reasonable best efforts to deliver the Unaudited Interim Company Financial Statements as soon as reasonably practicable.

(b) The Unaudited Interim Company Financial Statements, when delivered, shall (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) be prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) be prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies.

6.7 SPAC Public Filings.

(a) During the Interim Period, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) will not, at the time they are filed or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) During the Interim Period, SPAC will otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remain listed as a public company on, and for the SPAC Securities to remain listed on, Nasdaq or become listed on the New York Stock Exchange or the NYSE American.

6.8 Stock Exchange Listing. Each of SPAC and the Company will use its commercially reasonable efforts to cause (a) SPAC’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) SPAC to satisfy all applicable initial listing requirements of Nasdaq, and (c) the SPAC Shares and the SPAC Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

6.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies, a transaction (other than the Transactions) concerning the sale of (x) 15% or more of the business or assets of the Target Companies on a consolidated basis or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the Transactions) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.10 No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised), of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”) and other applicable foreign and domestic Laws addressing the trading of securities while in possession of material non-public information about such securities or the issuer thereof. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party (other than in connection with this Agreement, the Ancillary Documents and the Transactions), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.11 Notification of Certain Matters. During the Interim Period, each of the Company and SPAC shall give prompt notice to the other if such Party or its Affiliates (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.12 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SPAC and the Company shall use its commercially reasonable efforts, and shall cooperate fully with the other, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Consents, registrations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities necessary to consummate the Transactions and to fulfill the conditions to the Closing, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of Section 6.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, including preparing and making an appropriate filing pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the applicable Governmental Authority as soon as practicable; provided, that the applicable HSR Act filing fees and any filing fees in connection with any other Antitrust Law shall be paid 50% by SPAC and 50% by the Company. Each of SPAC and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) permit a Representative of such other Party and its outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Party the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) In furtherance and not in limitation of Section 6.12(a), to the extent required under International Trade Laws, each of SPAC and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under the International Traffic in Arms Regulations, including preparing and making an appropriate filing pursuant to 22 C.F.R. §122 within five calendar days after Closing, as promptly as practicable, and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to International Trade Laws.

(d) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or that would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions that, if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e) Prior to the Closing, each of SPAC and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of this Agreement, or consummation of the Transactions, by such Party, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts.

6.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

6.14 Tax Matters.

(a) Tax Treatment. None of SPAC, Merger Sub, the Company or Sponsor shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Tax treatment of the relevant portions of the Transactions, including providing factual support letters.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of such date or dates as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC stockholders or warrant holders or (2) any counsel or Tax advisor to SPAC to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Shareholders and (y) no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 6.14(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company) or SPAC Transaction Expenses (if incurred by or on behalf of SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

6.15 The Registration Statement; SPAC Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof (and in any event within 40 days), SPAC and the Company shall jointly prepare, and SPAC shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”) in connection with the registration, under the Securities Act, of the offer and sale of the SPAC Shares to be issued in connection with the Merger, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the SPAC Shareholders for the matters to be acted upon at the SPAC Shareholder Meeting (as defined below) and providing the SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at a meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents, the Merger, the Domestication and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Act (or the Delaware General Corporation Law if the relevant resolution is to become effective subsequent to the Domestication), and the rules and regulations of the SEC and any applicable Exchange (including any items required by Laws to effect the Merger, the Domestication and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”), and (iv) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with the Company. Without limiting the generality of the foregoing, SPAC’s requirement to call and hold the SPAC Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to SPAC of any Acquisition Proposal or the SPAC Board making a SPAC Change in Recommendation. Subject to Section 6.9, unless SPAC shall have made a SPAC Change in Recommendation, the SPAC Board shall use its reasonable best efforts to solicit the Required SPAC Shareholder Approval at the SPAC Shareholder Meeting.

(b) SPAC shall (i) include the SPAC Recommendation in the Proxy Statement, unless the SPAC Board has made a SPAC Change in Recommendation in accordance with Section 6.9, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable (and in any event within three Business Days) following the date upon which the Registration Statement is declared effective under the Securities Act, and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of SPAC Shares to obtain the Required SPAC Shareholder Approval, SPAC may, in consultation with the Company and in accordance with the SPAC Charter, make one or more successive postponements or adjournments of the SPAC Shareholder Meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and any applicable Exchange.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Redemption Rights. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and SPAC shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to, the Registration Statement will be made by SPAC or the Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SPAC and the Company shall, as promptly as practicable after receipt thereof, supply each other with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by the Company or SPAC without the prior consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Party a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC and the Company, with the assistance of the other, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and be declared effective.

(e) SPAC, in consultation with the Company, shall call the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company in writing.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of any applicable Exchange, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Redemption Rights.

(g) The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “SPAC Change in Recommendation”); provided, that, at any time prior to obtaining the approval of the Shareholder Approval Matters, the SPAC Board may make a SPAC Change in Recommendation in response to any material event, change, occurrence or development (other than any event, change, occurrence or development primarily resulting from a breach of this Agreement by SPAC) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the SPAC Board as of the date of this Agreement (i) that does not relate to any merger, consolidation, sale of ownership interests and/or assets of SPAC, recapitalization or similar transaction or any other transaction that would constitute a Business Combination or an Acquisition Proposal, (ii) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (ii) shall not prevent a determination that any event underlying such change constitutes a SPAC Intervening Event), and (iii) (A) first occurring after the date hereof or (B) first actually or constructively known by the SPAC Board following the date hereof, if the SPAC Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such a SPAC Change in Recommendation would constitute a breach by the SPAC Board of its duties under Cayman Islands Law (a “SPAC Intervening Event”); provided, however, that the SPAC Board may not make a SPAC Change in Recommendation unless SPAC notifies the Company in writing at least 10 Business Days before taking that action of its intention to do so (such period from the time the SPAC Intervening Event notice is delivered until 5:00 p.m. New York time on the 10th Business Day from the date of such notice, it being understood that any material development with respect to such SPAC Intervening Event shall require a new notice with an additional five Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent that the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a SPAC Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such SPAC Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary duties under applicable law.

(h) As promptly as reasonably practicable after the Closing, SPAC shall prepare and file with the SEC a registration statement on Form S-1 in connection with the registration for resale under the Securities Act of the SPAC Shares issued to the Company Shareholders that will be Affiliates of SPAC after the Closing. The obligations of SPAC and the Company set forth in Section 6.15(c) and Section 6.15(d) with respect to the Registration Statement shall apply to such resale registration statement on Form S-1, mutatis mutandis.

(i) All expenses incident to the SPAC’s filing of the Registration Statement pursuant to this Section 6.16 (including, without limitation, all registration, qualification and filing fees, printing expenses, Exchange Agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC), shall be paid 50% by the Company and 50% by SPAC if the Closing does not occur.

6.16 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any Exchange, in which case SPAC or the Company, as applicable, shall use commercially reasonable efforts to allow the other reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, but no more than four Business Days after execution of this Agreement, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the SEC, which shall include the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing with the SEC (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, but no more than four Business Days after Closing, SPAC shall file a “shell company” Current Report on Form 8-K with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws.

6.17 Confidential Information.

(a) The Company agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to the Company or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.17(a), furnish only that portion of such SPAC Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) the Company and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws as advised by its counsel, and (2) the Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.17(b), furnish only that portion of such Company Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws as advised by its counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

6.18 Post-Closing Board of Directors and Officers of SPAC.

(a) With effect from the Merger Effective Time, each Party shall take all necessary action within its power so that the SPAC Board is initially comprised of seven members (of which at least a majority will qualify as “independent directors” as defined in Nasdaq’s listing rules and be eligible to serve on an audit committee), with (i) the Company being entitled to designate six members and (ii) Sponsor being entitled to designate one member that shall qualify as an independent director (the “Post-Closing SPAC Board”).

(b) Each such director nominee shall meet the applicable standard to serve as a director under the rules of the Exchange. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, and subject to clause (ii) in Section 6.18(a), SPAC shall take all necessary action so that all of the members of the SPAC Board in office prior to the Closing resign, or are otherwise validly removed, effective as of the Merger Effective Time.

(c) At the Merger Effective Time, the officers of the Company as of immediately prior to the Merger Effective Time shall become the initial officers of SPAC and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal (the “Post-Closing SPAC Officers”).

6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, SPAC shall cause the Organizational Documents of each Target Company and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Target Company to the extent permitted by applicable Law. The provisions of this Section 6.19 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. In lieu of separate policies, the Company and SPAC may mutually agree to obtain a “tail” insurance policy that provides coverage for up to a six year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Combined D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s and SPAC’s existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC and the Company (or the Surviving Company, as applicable) shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance and SPAC D&O Tail Insurance, or the Combined D&O Tail Insurance, as applicable, in full force and effect, and continue to honor the obligations thereunder, and SPAC and the Company/Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance and SPAC D&O Tail Insurance, or the Combined D&O Tail Insurance, as applicable.

6.20 SPAC Transaction Expenses; Trust Account Proceeds.

(a) Each Party shall be responsible for and pay its respective expenses (including fees and expenses of its legal counsel, financial advisor, broker, auditor, or other representatives or consultants) incurred in connection with the preparation, negotiation, documentation and performance of this Agreement and the Transactions contemplated herein.

(b) Notwithstanding the generality of the foregoing, the Parties agree that the Transaction Expenses incurred in connection with (i) filing for applicable antitrust and regulatory approvals, (ii) the preparation, filing and mailing of the Registration Statement, and (iii) obtaining the Combined D&O Tail Insurance, if applicable, shall each be allocated 50% as SPAC Transaction Expenses and 50% as Company Transaction Expenses. Also, the Parties agree that PIPE Investment Expenses shall also be allocated 50% as SPAC Transaction Expenses and 50% as Company Transaction Expenses.

(c) No later than three Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(d) Notwithstanding any contrary provisions of this Agreement, SPAC Transaction Expenses that can be carried forward at Closing shall not exceed the Expense Cap. To the extent there are unpaid SPAC Transaction Expenses (less Closing Cash, other than funds held in the Trust Account or funds raised in connection with the PIPE Investment) in excess of the Expense Cap at Closing (such excess, the “Excess Amount”) and the SPAC has other liabilities and unpaid expenses (including without limitation any SPAC IPO Legal Expenses) being carried forward at the Closing (“Other SPAC Liabilities” and together with the Excess Amount, the “SPAC Liabilities Carried Forward”), Sponsor shall, at its sole discretion, (i) pay such SPAC Liabilities Carried Forward in cash at Closing, (ii) irrevocably forfeit and surrender for no consideration a number of SPAC Shares equal to the quotient of (x) such SPAC Liabilities Carried Forward divided by (y) $10.00, and such amount shall instead be paid by SPAC at Closing, or (iii) any combination of the foregoing clauses (i) and (ii) that together equal such SPAC Liabilities Carried Forward.

(e) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the SPAC either in or outside of the Trust Account, including any funds raised in connection with the PIPE Investment, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the Preferred Stock Cash Payment and the Preferred Stock Dividend Payment, (ii) second, accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees), without double-counting any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (iii) third, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses incurred by or on behalf of SPAC, (iv) fourth, any accrued and unpaid Company Transaction Expenses, and (v) fifth, any remaining Closing Cash will be distributed to SPAC and used for working capital and general corporate purposes of SPAC, the Surviving Company and its Subsidiaries, or for any other use as directed by SPAC.

6.21 New Registration Rights Agreement. Concurrently with the Closing, the Company, the Company Shareholders set forth therein, and Sponsor shall enter into a registration rights agreement in a form to be agreed to by the Parties (the “New Registration Rights Agreement”).

6.22 Lock-Up Agreements. At the Closing, (a) the Company Shareholders (including Company management) as set forth on Section 6.22 of the Company Disclosure Schedule shall each enter into a Lock-Up Agreement with SPAC, in substantially the form attached as Exhibit D-1 hereto (the “Company Shareholder Lock-Up Agreement”), and (b) Sponsor shall enter into a Lock-Up Agreement with SPAC in substantially the form attached hereto as Exhibit D-2 (the “Sponsor Lock-Up Agreement,” and together with the Company Shareholder Lock-Up Agreement, each a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”). Notwithstanding the foregoing, the Parties agree that 770,000 shares being carved out of lock up so as to enable a limited number of the Company Shareholders to sell up to such portion of the locked-up shares during the lock up period through previously negotiated non-market trade.

6.23 SPAC Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, SPAC shall prepare an equity incentive plan in a form to be mutually agreed upon by the Company and SPAC to be adopted by SPAC by no later than the Closing (the “SPAC Equity Incentive Plan”), which SPAC Equity Incentive Plan shall (i) reserve for issuance thereunder the number of SPAC Shares equal to 15% of SPAC’s issued share capital (on a fully-diluted basis) as of immediately after the Merger Effective Time (after giving effect to the conversion of Company Options in accordance with Section 1.6(b)(i)) (the “Plan Shares”), with 40% of such Plan Shares shall be reserved for issuance to Post-Closing SPAC Officers and such other management of SPAC upon and subject to the terms and conditions as set forth in the SPAC Equity Incentive Plan and the Post-Closing SPAC Board, (ii) include an unallocated reserve, the amount of which is to be determined by the Company, in its sole discretion, prior to the date of filing of the Registration Statement, and (iii) include an “evergreen” provision with the associated percentage to be determined by the Company, in its sole discretion, prior to the date of filing of the Registration Statement; provided, that the other material terms of such SPAC Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 6.15(a). For the avoidance of doubt, none of the Plan Shares will result in any deduction to, or reduction in the number of, the Merger Consideration Shares.

6.24 Management Employment Agreements. SPAC and the Company shall cause SPAC to enter into employment agreements with the management personnel identified in Schedule 6.24 of the Company Disclosure Schedule (such Persons, the “Management Personnel”), which shall provide for, among other things, the incentive compensation metrics for stock grants, warrants, and options for such Management Personnel.

6.25 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of the Company, threatened, against the Company or the Company Board by any Company Shareholders prior to the Closing, the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

6.26 Termination of SPAC Agreements. Prior to the Merger Effective Time, SPAC shall terminate, pursuant to a Contract reasonably acceptable to the Company, each Contract listed in Section 3.14 of the SPAC Disclosure Schedules and Section 6.27 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on SPAC, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

6.27 FIRPTA Certificate. Prior to the Merger Effective Time, SPAC shall deliver to the Company a certificate signed by an officer of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

6.28 PIPE Investment. Each of SPAC and the Company shall use its, and each shall cause its Affiliates to use their, commercially reasonable efforts to do promptly, or cause to be done, all things necessary, proper or advisable to obtain executed subscription agreements (“Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from third party investors (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), pursuant to which the PIPE Investors make or commit to make private equity investments in SPAC via equity financing in such form as the Company and SPAC will mutually agree (a “PIPE Investment”). From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to any PIPE Investment. The Company and SPAC shall reasonably cooperate with each other and provide reasonable assistance and information as reasonably requested by the other in connection with any PIPE Investment. The Company shall not enter into a Subscription Agreement or consummate a PIPE Investment without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to SPAC. Each of SPAC and the Company shall use its commercially reasonable efforts to cause such PIPE Investments to occur, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under any Subscription Agreements to cause the PIPE Investors to pay to the Company the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Neither SPAC nor the Company, without the prior written consent of the other, shall permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

6.29 Termination of Company Agreements. Prior to the Merger Effective Time, the Company shall, and, to the extent required thereby shall cause the Company Shareholders to, effective at the Closing, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company or any Company Shareholder, voting or similar agreements among the Company and any of the Company Shareholders or among the Company Shareholders, to the extent that any such agreement would not terminate automatically pursuant to its terms, and without any further action by any of the Parties, upon consummation of the Merger.

6.30 Information to be Supplied.

(a) The Company shall use its best efforts to ensure that the information relating to the Company supplied by or on behalf of the Company in writing expressly for inclusion prior to Closing (a) in any Current Report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of the documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC shall use its best efforts to ensure that (a) in any Current Report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC shall not be responsible for the accuracy or completeness of any information supplied by or on behalf of the Company in accordance with Section 6.30(a).

Article VII
SURVIVAL

7.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 1.7, Section 6.15(a), and Section 6.15(c)) and then only with respect to any breaches occurring after the Closing, (b) Article XI and any corresponding definitions set forth in Article XII, and (c) Fraud Claims.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall, in all respects, be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of the SPAC Shareholders at the SPAC Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the SPAC Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents, and the applicable provisions of the Cayman Companies Act (if prior to Domestication) or the Delaware General Corporation Law (if after the Domestication), as the case may be, and applicable requirements of any applicable Exchange (the “Required SPAC Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approvals shall have been obtained.

(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and that has the effect of making the Transactions illegal or otherwise prohibiting, restraining or imposing any condition on the consummation of the Transactions (a “Legal Restraint”).

(d) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(e) Consents. (i) all applicable waiting periods under the HSR Act with respect to the Transactions shall have expired or been terminated, (ii) at least sixty (60) days shall have elapsed since the filing of the DDTC Submission, and (iii) each Consent of any Governmental Authority required to consummate the Transactions shall have been obtained and shall be in full force and effect.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of SPAC and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(b) Agreements and Covenants. Each of SPAC and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by each on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement that is continuing and uncured.

(e) Redemption. SPAC shall have provided the public holders of SPAC Class A Ordinary Shares (prior to giving effect to any conversion of SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares) with the opportunity to make redemption elections with respect to their SPAC Class A Ordinary Shares pursuant to Redemption Rights.

(f) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have (i) all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and (ii) all such funds released from the Trust Account available to the Surviving Company on the Closing Date.

(g) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC and Merger Sub at or prior to the Closing Date shall have been executed and delivered to the Company.

(h) Amended and Restated Organizational Documents. The SPAC Charter shall have been amended and restated in its entirety in substantially the form attached hereto as Exhibit E (with such changes as are agreed in writing between SPAC and the Company, the “A&R SPAC Charter”) and such A&R SPAC Charter shall have become effective.

(i) Listing. SPAC’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Merger Effective Time, SPAC shall satisfy any applicable initial listing requirements of Nasdaq, and SPAC shall not have received any notice of non-compliance therewith, and the SPAC Shares and the SPAC Warrants shall have been approved for listing on Nasdaq.

(j) Minimum SPAC Cash Amount. SPAC shall have a minimum amount of cash available at Closing of not less than $75,000,000, after deducting SPAC Transaction Expenses up to the Expense Cap and accounting for all redemptions of SPAC Shares pursuant to Redemption Rights (the “Minimum SPAC Cash Amount”). The sources of funds comprising the Minimum SPAC Cash Amount shall consist of (i) funds held by SPAC, whether inside or outside the Trust Account, (ii) funds committed under Subscription Agreements entered into in connection with the PIPE Investment, and/or (iii) such other source, or combination of sources as agreed to by the Company in writing.

(k) Capitalization of Working Capital Loans. SPAC shall have entered into binding written agreements with the holders of any working capital loans (to the extent not included within the Expense Cap) to convert the unpaid amounts to equity immediately prior to Closing, such that the equity dilution will be borne by either the Sponsor or the SPAC Shareholders, but not the Company Shareholders.

8.3 Conditions to Obligations of SPAC and Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of SPAC and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.3(a)(ii)) and (B) other than representations and warranties set forth in Section 5.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer the Company, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement that is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company and the Company Shareholders at or prior to the Closing shall have been executed and delivered to SPAC.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if the Transactions have not been consummated by March 31, 2026, which may be extended to a later date by mutual consent of SPAC and the Company (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure to consummate the Transactions on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 9.1(e);

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d);

(f) by written notice by the Company to SPAC if the SPAC Board has made a SPAC Change in Recommendation in accordance with Section 6.15(g);

(g) by written notice by SPAC to the Company if the Company Board has made a Company Change in Recommendation in accordance with Section 6.4(c);

(h) by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained; or

(i) by written notice by SPAC to the Company if the Company shall have failed to deliver the Company Support Agreements in accordance with Section 6.4(a) unless such action violates or is reasonably expected to result in a violation of Section 5 of the Securities Act.

9.2 Effect of Termination. Subject to Section 9.3, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that, (a) the provisions of Sections 6.17, 6.18, 9.3, 10.1, Article XI and this Section 9.2 shall remain in full force and effect and (b) such termination shall not cancel or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 9.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 10.1. Notwithstanding the foregoing, nothing herein shall relieve any Party from Liability for any willful and material breach of this Agreement prior to termination.

9.3 Fees and Expenses.

(a) Subject to Section 6.12(b), Section 6.15(h), and Section 10.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt: (i) if this Agreement is terminated in accordance with its terms, (A) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses, and (B) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses; and (ii) if the Closing occurs, SPAC shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses up to the Expense Cap.

Article X
WAIVERS

10.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Shares in connection with the consummation of a Business Combination or in connection with an amendment to SPAC’s Organizational Documents to the Business Combination Deadline; (b) to the SPAC Shareholders if SPAC fails to consummate a Business Combination by the Business Combination Deadline, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes; and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its Affiliates, acknowledges and agrees that it does not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against it and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit it or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 6.20(b).

Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Sponsor at or prior to the Closing, to: FACT II Acquisition Corp. 14 Wall Street, 20th Floor New York, NY 10005 Attention: Adam Gishen Email: ag@freedomac2.com with a copy (which will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue

New York, NY 10166
Attn: Gil Savir; Brandon Bortner; Joseph C. Swanson
Email: gilsavir@paulhastings.com;
brandonbortner@paulhastings.com;
josephswanson@paulhastings.com

If to the Company, or, after the Closing, SPAC, to: Precision Aerospace & Defense Group, Inc. 20900 NE 30th Avenue, 8th Floor Aventura, FL 33180 Attention: Brent Borden Email: [***]	with a copy (which will not constitute notice) to: Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Attn: Seth Brookman and Ian Liao Email: [***]

11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of (a) the Company Shareholders set forth in Section 1.7, (b) the D&O Indemnified Persons set forth in Section 6.20, and (c) the rights of the Nonparty Affiliates set forth in Section 11.13, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in courts located in the State of Delaware; provided, however, that if jurisdiction is not then available in the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

11.9 Waiver. Each of SPAC (on behalf of itself and Merger Sub) and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(j) the word “day” means calendar day unless Business Day is expressly specified;

(k) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(l) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(m) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at a particular currency, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg the Exchange Rate at the relevant date;

(n) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(o) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(p) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(q) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(r) The phrase “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, but giving effect to any adjustments or modifications thereto (regardless of whether consistent with past custom and practice) taken to comply with applicable Law or in response to or as a result of any extraordinary event (including a pandemic, epidemic or other health emergency) occurring after the date of this Agreement that was not reasonably foreseeable as of the date of this Agreement and that is outside the control of the Company and the Company Subsidiaries or SPAC and its Affiliates, as applicable.

(s) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(t) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(u) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(v) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 No Recourse. Subject to Section 9.3, notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13.

11.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Paul Hastings LLP (“Paul Hastings”) may have, prior to the Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the Transactions, Paul Hastings will be permitted in the future, after the Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Company, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Paul Hastings’ future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Paul Hastings of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Paul Hastings with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Lucosky Brookman LLP (“LB”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the Transaction, LB will be permitted in the future, after the Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Sponsor and SPAC, who are represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with LB’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of Sponsor, SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by LB of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of LB with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Acquisition” means any acquisition by the Company or any of its Subsidiaries of the business or assets of any other Person, whether by merger, purchase of assets, purchase of equity or otherwise.

“Acquisition Shares” means the Company Acquisition Shares and the Pending Acquisition Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Aggregate Fully Diluted Company Shares” means the aggregate number of Company Shares that are (a) (i) issued and outstanding immediately prior to the Closing and (ii) issuable upon the conversion or deemed conversion of the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock in accordance with its terms, but (iii) does not include any Company Shares issued or issuable to PIPE Investors, or (b) issuable upon, or subject to, the exercise or settlement of the vested Company Convertible Securities that are outstanding immediately prior to the Closing (it being understood that, for purposes of this clause (b), the number of Company Shares underlying such Company Convertible Securities shall be determined as of immediately prior to the Closing, assuming the conversion of all such Company Convertible Securities to Company Shares immediately prior to the Closing in accordance with the terms of the Contract(s) governing such Company Convertible Securities and will not include any warrants of the Company, which will be exchanged for SPAC Warrants at, and such other securities that are not vested as of, the Merger Effective Time).

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the Certificate of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Company Support Agreements, the Sponsor Support Agreement, the Subscription Agreements, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement (other than the Company Shareholder Written Consent).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder, the United Kingdom Bribery Act 2010, any legislation implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organisation for Economic Cooperation and Development, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensation, deferred compensation, executive compensation, incentive compensation, phantom-equity, equity or equity-based, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare, insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, policy, program, agreement, commitment or arrangement, maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could have any Liability or obligation.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Companies Act” means the Companies Act of the Cayman Islands (as revised).

“Change of Control Transaction” means any transaction or series of related transactions other than the Transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Acquisition” means any Acquisition pursuant to a binding written agreement that is entered into by the Company after the date hereof and prior to the Closing.

“Company Acquisition Shares” means the number of fully paid, validly issued and nonassessable SPAC Shares issuable pursuant to the definitive written agreements providing for any Company Acquisitions.

“Common Merger Consideration Shares” means 12,388,291 fully paid, validly issued and nonassessable SPAC Shares (provided that no fractional SPAC Shares shall be issued upon the conversion of Company Shares pursuant to this Agreement and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Company).

“Company Affiliate” means (a)(i) any direct or indirect shareholder, member, general or limited partner or other equity holder of the Company and (ii) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (A) the Company or any of its Subsidiaries or (B) any person referred to in the foregoing clause (a)(i) or (b) any of their respective heirs, executors, administrators, successors or assigns.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Affiliates or Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information that, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the representations and warranties contained in Section 5.1(a) (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3 (Capitalization), Section 5.4 (Company Subsidiaries), Section 5.6(a) (Non-Contravention) and Section 5.26 (Finders and Brokers).

“Company Incentive Plan” means the Precision Aerospace Group, Inc. 2024 Omnibus Securities and Incentive Plan.

“Company Option” means each outstanding option (whether vested or unvested) to purchase Company Shares granted under the Company Incentive Plan.

“Company Owned IP” means all Intellectual Property owned by or exclusively licensed to any Target Company or purported to be owned by or exclusively licensed to the Target Companies, including the Company Registered IP.

“Company Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Company Shareholder Approvals” means the approval and adoption of this Agreement and the Ancillary Documents to which the Company is a party by the affirmative vote or written consent of the Requisite Majority pursuant to the terms and subject to the conditions of the Company’s Organizational Documents and applicable Law.

“Company Subsidiaries” means each entity of which at least 50% of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property owned or purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (a) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (b) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in any copyrights, works of authorship, (including copyrights in Software), databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions or reversions thereof, and all moral rights, however denominated.

“Cost Accounting Standards” means the standards for identifying and allocating costs under government contracts, as required by 41 USC Subtitle I Chapter 15 Division B, and 48 CFR Parts 30 and 99, as applicable from time to time.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“Deferred Underwriting Fees” means any underwriting fees, commissions, discounts or other form of compensation paid or payable to the underwriters of SPAC’s initial public offering in connection with the completion of any of the Transactions.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange” means any national securities exchange on which any SPAC Securities are listed or the requirements of which shall apply to SPAC in connection with the Transactions, and for this purpose shall include OTC Markets Group if any SPAC Securities are quoted thereon.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the aggregate number of SPAC Shares to be issued as part of the Merger in accordance with Article I (including any Sponsor Performance Bonus Shares to be issued by SPAC post-Closing).

“Excluded Shares” means Company Shares and shares of Company Preferred Stock, if any, held in the treasury of the Company.

“Expense Cap” means $2,500,000 provided that the Expense Cap shall be calculated without including any Deferred Underwriting Fees or any capital raising fees (other than PIPE Investment Expenses), which will be deducted from gross proceeds raised.

“Facility Clearance” means a “FCL” as defined in the National Industry Security Program Operating Manual (“NISPOM”) at 32 CFR Part 117.3(a).

“Florida Business Corporation Act” means Chapter 607 of the Florida Statutes, or the Florida Business Corporation Act, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Bid” means any bid, proposal, quote, or response to a solicitation that if accepted would lead to a Government Contract.

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

“Government Contract” means any prime contract, subcontract, other transaction agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, or other similar arrangement of any kind, between the Target Companies, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, change, purchase, or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement; (b) Contributor Agreements; and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof; (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer; (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, Internet domain names, Copyrights, Software, design rights, social media handles, Trade Secrets, and all other intellectual property of any kind or nature arising anywhere in the world.

“International Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws); (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (e) export, import and customs Laws of other countries in which the Target Companies or the SPAC have conducted and/or currently conduct business.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of November 25, 2024, and filed with the SEC on November 26, 2024 (File No. 333-281593).

“IT Systems” means all computers, computer systems, hardware, telecommunications and network equipment, firmware, Software, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other informational technology assets, infrastructure, and equipment, software and industrial control systems, in each case, whether owned, leased or licensed by any of the Target Companies and used by or on the behalf of the Target Companies in their business as currently conducted.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 12.1 of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 12.1 of the SPAC Disclosure Schedules, or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is or will be party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC, any action taken by, or at the written request of, the Company and (x) with respect to SPAC, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Merger Consideration Shares” means the Common Merger Consideration Shares and the Preferred Merger Consideration Shares.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, and all foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor)).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Pending Acquisitions” means the Acquisitions set forth on Schedule 1.6(g).

“Pending Acquisition Shares” means the number of fully paid, validly issued and nonassessable SPAC Shares issuable with respect to each of the Pending Acquisitions.

“Per Share Common Merger Consideration” means a number of SPAC Shares equal to the Common Merger Consideration Shares divided by the aggregate number of Company Shares.

“Per Share Preferred Merger Consideration” means the Per Share Series A Preferred Merger Consideration, the Per Share Series B Preferred Merger Consideration, the Per Share Series C Preferred Merger Consideration and the Per Share Series D Preferred Merger Consideration, individually, as applicable, or collectively, as the context requires.

“Per Share Series A-C Preferred Stock Consideration” means a number of SPAC Shares equal to the Preferred Merger Consideration Shares divided by the aggregate number of each of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company respectively.

“Per Share Series D Preferred Stock Consideration” means a number of SPAC Shares equal to the Preferred Merger Consideration Shares divided by the aggregate Series D Preferred Stock.

“Performance Bonus Period” means the time period beginning on the Closing Date and ending on the date that is 5 years after the Closing Date.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated balance sheet of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information,” “personal information,” “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property owned or leased by the Target Companies.

“PIPE Investment Expenses” means the aggregate amount of all reasonable and documented cash fees, costs and expenses, that (a) have been incurred prior to the Closing, (b) the Company and/or the SPAC have agreed to pay, reimburse or otherwise be liable for, and (c) are listed on Schedule 6.20(g), and with respect to the foregoing sub-paragraphs (a), (b) and (c), solely in connection with the negotiation, execution, performance or consummation of the PIPE Investment and not in connection with any other transaction (including, without limitation, any debt financing).

“Preferred Merger Consideration Shares” means the means the total of the aggregate Preferred Series A-C Merger Consideration Shares and the aggregate Preferred Series D Merger Consideration Shares.

“Preferred Series A-C Merger Consideration Shares” means 621,500 fully paid, validly issued and nonassessable SPAC Shares issuable in exchange for the aggregate number of shares of the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock (provided that no fractional SPAC Shares shall be issued upon the conversion of shares of Company Preferred Stock pursuant to this Agreement and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Company).

“Preferred Series D Merger Consideration Shares” means 300,000 fully paid, validly issued and nonassessable SPAC Shares issuable in exchange for the aggregate number of shares of the Company Series D Preferred Stock (provided that no fractional SPAC Shares shall be issued upon the conversion of shares of Company Preferred Stock pursuant to this Agreement and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Company).

“Preferred Stock Cash Payment” means $5.00 multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Merger Effective Time, which constitutes the aggregate cash portion of the Per Share Preferred Merger Consideration.

“Preferred Stock Dividend Payment” means the aggregate amount of dividends due on the shares of Company Preferred Stock that have not been paid as of the Merger Effective Time.

“Personnel Security Clearance” means a “PCL” as defined in the NISPOM at 32 CFR Part 117.3(a).

“Redeeming SPAC Share” means each share of SPAC Class A Ordinary Shares in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of its SPAC Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Majority” means the holders of at least a majority of (i) the outstanding Company Shares and shares of the Company Series A Preferred Stock, the Company Series B Preferred Stock, and the Company Series C Preferred Stock voting as a single class, (ii) the Company Shares, voting as a separate class, and (iii) each of the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock, each such Series of Company Preferred Stock voting as a separate class.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over the Target Companies or the SPAC.

“Sanctioned Person” means any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over the Target Companies or the SPAC; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any comprehensive Sanctions (a “Sanctioned Jurisdiction”) (including, without limitation, Cuba, Iran, North Korea, the Crimea, Donetsk, and Luhansk regions of Ukraine, and prior to July 1, 2025, Syria); (c) the government of a Sanctioned Jurisdiction or the Government of Venezuela; or (d) owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation).

“SPAC Affiliate” means (a) any direct or indirect shareholder, member, general or limited partner, other equity holder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including the Sponsor, (b) after the Closing, the Company or any of its Subsidiaries and (c) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (i) SPAC, (ii) after the Closing, SPAC or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (iii) any person referred to in the foregoing clause (a) or (b) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated memorandum of articles and association of SPAC dated November 27, 2024, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company or any of its Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.4(a) (Non-Contravention), Section 3.5 (Capitalization), Section 3.16 (Finders and Brokers), and Section 3.20 (Trust Account).

“SPAC IPO Legal Expenses” means the aggregate amount of all outstanding legal fees incurred by SPAC in connection with its initial public offering.

“SPAC Private Warrant” means a warrant of SPAC entitling the holder thereof to purchase one SPAC Class A Ordinary Share in accordance with terms of the Warrant Agreement with respect to the placement warrants of SPAC.

“SPAC Public Unit” means a unit consisting of one SPAC Class A Ordinary Share and one-half of one whole warrant to purchase one Class A Ordinary Share issued in the SPAC IPO.

“SPAC Redeemable Warrant” means a warrant of SPAC entitling the holder thereof to purchase one SPAC Class A Ordinary Share in accordance with terms of the Warrant Agreement with respect to the redeemable warrants of SPAC.

“SPAC Securities” means the SPAC Units, the SPAC Shares, and the SPAC Warrants, collectively.

“SPAC Shares” means the SPAC Class A Ordinary Shares and, after the Merger Effective Time, the shares of common stock of SPAC.

“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, that SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, provided, that SPAC Transaction Expenses shall not include Deferred Underwriting Fees and the SPAC IPO Legal Expenses.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Redeemable Warrant, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Redeemable Warrants, collectively.

“Specified Acquisition” means any Pending Acquisition or Company Acquisition.

“Sponsor” means FACT II Acquisition LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information and any amendments thereof) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, technology, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, rights in software and inventions.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, service marks, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration, extensions, and renewal thereof.

“Trading Day” means any day on which SPAC Shares are actually traded on the principal securities exchange or securities market on which SPAC Shares are then traded.

“Transaction Expenses” means, collectively, the SPAC Transaction Expenses, Company Transaction Expenses.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” means the date on which the Sponsor or any of its Representatives secures research coverage for the Company, so long as the date on which such research coverage is obtained is prior to the later of: (a) the date that is 180 days after the Closing Date or (b) the date on which the Surviving Company files its second periodic report on Form 10-Q or Form 10-K after the Closing Date.

“Triggering Event II” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Performance Bonus Period but after the expiration period applicable to restrictions on the transfer of SPAC Shares set forth in the Sponsor Lock-Up Agreement.

“Triggering Event” means any or each of Triggering Event I, Triggering Event II, and Triggering Event III, as applicable.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 25, 2024, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Odyssey Transfer and Trust Company, a Minnesota corporation, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means the Warrant Agreement by and between SPAC and Odyssey Transfer and Trust Company, as warrant agent, dated November 25, 2024.

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:

FACT II Acquisition Corp.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

SPONSOR:

FACT II Acquisition LLC

By: FACT II Acquisition Parent LLC, its Manager

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Manager

Merger Sub:

PATRIOT MERGER SUBSIDIARY, INC.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

Company:

Precision Aerospace & Defense Group, Inc.

By:	/s/ Maynard J. Hellman
Name:	Maynard J. Hellman
Title:	Board Chairman

[Signature Page to Business Combination Agreement]